UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	November 7, 2007

COMMAND CENTER, INC.
(Exact name of registrant as specified in its charter)

Washington	333-60326	91-2079472
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3773 West Fifth Avenue, Post Falls, Idaho	83854
Address of principal executive offices	Zip Code

Registrant’s telephone number, including area code:	208-773-7450

(Former name or former address, if changes since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Principal Officer; Election of Directors; Appointment of Principal Officers.

a. Resignation. On November 7, 2007, Ronald Junck submitted his resignation as a member of the Board of Directors and as Chairman of the Compensation Committee. Mr. Junck noted that he was resigning voluntarily to provide a vacancy for appointment of a new independent director and did not have any disagreements with management.

As a result of the resignation of Mr. Junck, the Board of directors now consists of four members and one Board Position is vacant.

The vacancy created by Mr. Junck’s resignation was immediately filled by appointment of Ralph Peterson, as described in Item 5.02.d. This action was taken as part of a Board restructuring that is intended to provide continuing strong corporate governance. Management is actively pursuing Board diversification. The Company is committed to principles of sound corporate governance.

d. Appointment of New Director. On November 7, 2007, Ralph E. Peterson was appointed to fill the vacancy created by the resignation of Ronald Junck. Mr. Peterson was also elected to Chair the Audit Committee. Additional information on Mr. Peterson is included in the Press Release attached as Exhibit 99.1 to this Form 8-K.

Item 9.01. Financial Statements and Exhibits

Exhibit 17.1	Resignation Letter from Ronald Junck
Exhibit 99.1	Press Release, dated November 12, 2007, concerning the appointment of Ralph E. Peterson to the Board of Directors and his appointment to Chair the Audit Committee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Command Center, Inc.	November 12, 2007

/s/ Brad E. Herr
Brad E. Herr, CFO and Secretary